Exhibit 99

UMH PROPERTIES, INC. FOURTH QUARTER AND FULL YEAR 2024 OPERATIONS UPDATE

FREEHOLD, NJ, January 6, 2025…… UMH Properties, Inc. (NYSE: UMH) (TASE: UMH), a real estate investment trust (REIT) specializing in the ownership and operation of manufactured home communities, is providing investors with an update on the fourth quarter and full year 2024 operating results:

1. As of yearend, UMH achieved an equity market capitalization of over $1.5 billion. During the year, UMH’s share price increased from $15.25 on January 2nd, 2024, to $18.88 on December 31st, 2024, representing an increase of approximately 24%. Including $0.85 in dividends paid during the year, UMH delivered a total shareholder return of approximately 30%.

2. During the fourth quarter, UMH converted 122 new homes from inventory to revenue generating rental homes. For the year, UMH converted 565 new homes from inventory to revenue generating rental homes. UMH now owns approximately 10,300 rental homes with an occupancy rate of 94%.

3. For the fourth quarter, UMH achieved gross home sales revenue of $8.4 million as compared to $7.7 million last year, representing an increase of approximately 9%. For the year, UMH achieved gross home sales revenue of $32.6 million as compared to $31.2 million last year, representing an increase of approximately 4%.

4. Year-to-date, overall occupancy increased by 280 units to 88%. During the fourth quarter, overall occupancy increased by 46 units.

5. Our occupancy gains and rent increases achieved throughout 2023 and 2024 have increased our January 2025 rental and related charges by approximately 9%, resulting in our annualized monthly rent roll generating approximately $210 million in annual rental revenue.

6. In the fourth quarter, we issued and sold approximately 3.1 million shares of common stock through our at-the-market sale program at a weighted average price of $19.04 per share, generating gross proceeds of $58.5 million. In 2024, we issued and sold approximately 12.5 million shares of common stock through our ATM at a weighted average price of $17.92 per share, generating gross proceeds of $224.5 million.

Samuel A. Landy, President and CEO of UMH Properties, Inc., stated “We are pleased with the progress that we have made executing on our long-term business plan and generating strong returns for our shareholders, which has allowed us to increase the dividend for four consecutive years. During that period, the dividend has increased by approximately 19%.”

“In 2025, UMH plans on generating increased revenue through our 5% annual rent increase and the investment in 800 new rental homes. Additionally, we have the potential to further increase our gross sales and sales profits. Our long-term business plan has given us the ability to grow organically through infill of our vacant sites and the development of our vacant land.”

It should be noted that the financial information set forth above reflects our preliminary estimates with respect to such information, based on information currently available to management, and may vary from our actual financial results as of and for the quarter and year ending December 31, 2024. UMH’s final fourth quarter and full year 2024 results will be released on Wednesday, February 26, 2025, after the close of trading on the New York Stock Exchange and will be available on the Company’s website at www.umh.reit, in the Financials section. Senior management will discuss the results, current market conditions and future outlook on Thursday, February 27, 2025, at 10:00 a.m. Eastern Time.

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 139 manufactured home communities containing approximately 26,200 developed homesites, of which 10,300 contain rental homes, and over 1,000 self-storage units. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Maryland, Michigan, Alabama, South Carolina, Florida and Georgia. Included in the 139 communities are two communities in Florida, containing 363 sites that UMH owns and operates through its joint venture with Nuveen Real Estate.

Certain statements included in this press release which are not historical facts may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements are based on the Company’s current expectations and involve various risks and uncertainties. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can provide no assurance those expectations will be achieved. The risks and uncertainties that could cause actual results or events to differ materially from expectations are contained in the Company’s annual report on Form 10-K and described from time to time in the Company’s other filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

Contact: Nelli Madden

732-577-4062